Conflict Minerals Report

Section I - Introduction of Applicability

Pursuant to Rule 13p-1 (the "Rule") under the Securities Exchange Act of 1934, as amended, this Conflict Minerals Report ("CMR") was prepared for the reporting period January 1, 2025 to December 31, 2025 (the “Reporting Period”).

Halliburton Company (the “Company,” “Halliburton,” “we,” or “our”) is a leading provider of services and products to the upstream oil and natural gas industry. Halliburton has manufacturing operations in various locations, the most significant of which are located in the United States, Malaysia, Singapore, and Canada.

Halliburton comprises 14 product service lines (PSLs). The PSLs operate in two divisions: the Completion and Production division and the Drilling and Evaluation division. Our Project Management PSL works across both divisions and is the spearhead of our integrated-services strategy. Its financial results are included in the Drilling and Evaluation division. PSLs are primarily responsible and accountable for strategy, technology development, process development, people development and capital allocation. A portion of our chemical business remained marketed for sale as of the end of the Reporting Period.

Completion and Production Division	Drilling and Evaluation Division
Artificial Lift	Baroid
Cementing	Drill Bits & Services
Completion Tools	Landmark Software and Services
Multi-Chem	Sperry Drilling
Pipeline & Process Services	Testing & Subsea
Production Enhancement	Wireline & Perforating
Production Solutions

Supporting Both Divisions
Project Management

During the Reporting Period, products manufactured, or contracted to be manufactured, contained one or more of the following minerals: tantalum, tin, tungsten, or gold (collectively, "3TG"). Listed below are examples of where 3TG may be present in Halliburton products:

Metal	Industry Applications	Applications in Halliburton
Tantalum Refined from Columbite-Tantalite (Coltan)	Capacitors, Resistors	Tantalum Capacitors, Alloys
Tin Refined from Cassiterite	Chemical Solutions, Capacitors Electrodes, Tin Alloys, Dioxide, Electroplating	Integrated Circuits, Pins, Resistors, Capacitors, PCBs, and Soldering
Tungsten Refined from Wolframite	Tungsten Carbide, Alloy, Light Bulb, Heating Elements, and Tungsten Inert Gas Welding	Electrodes, Tungsten Carbide, Welding
Gold	Electrical Wiring, Connectors, Contact, and Gold Plating	Contacts, Pins, Connectors, Cable Harness, Wire Harness, Gold Plating
Section II - Reasonable Country of Origin Inquiry (RCOI)

Halliburton conducted an RCOI among our suppliers on the source and chain of custody of certain minerals necessary to the functionality or production of a product manufactured or contracted to be manufactured by the Company during the Reporting Period to determine whether they originated from the Democratic Republic of the Congo (DRC) or an adjoining country.

The RCOI for the Reporting Period was designed in accordance with the Organization for Economic Co-operation and Development (OECD) Due Diligence Framework for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the OECD Framework). All steps taken by Halliburton in preparing this CMR for the Reporting Period are in accordance with the Rule and OECD Framework. Our suppliers were asked to complete the Conflict Minerals Reporting Template (CMRT), a survey tool developed by the Responsible Minerals Initiative (RMI), formerly known as the Conflict-Free Sourcing Initiative. The CMRT is commonly utilized to identify smelters or refiners (SORs). Suppliers were required to upload their completed CMRT to our third-party platform.

Section III - Design of Conflict Minerals Program and Due Diligence Measures

We are a downstream purchaser of products that include conflict minerals. We designed our program in accordance with the 5-Step OECD Framework as follows:
OECD Step 1: Establish strong company management systems
•Maintained the Supplier Ethics Statement on our external website at https://www.halliburton.com/en/about-us/supplier-relations/halliburton-supplier-ethics, which reflects our commitment and expectation of supplier commitment to ethical business behavior, conflict-free sourcing, and human rights. Suppliers were reminded via our RCOI email;
•Maintained our Human Rights Statement on our external website at https://www.halliburton.com/en/about-us/corporate-governance/human-rights-statement-halliburton, which reflects our long-standing commitment to uphold human rights as defined by the United Nations Universal Declaration of Human Rights (UDHR);
•Established new Supplier Sustainability Principles on our external website at https://www.halliburton.com/en/about-us/supplier-relations, to enhance communication of expectations to suppliers regarding human rights and responsible business conduct;
•Continued to include clauses requiring conflict-free materials and products from suppliers in our Master Purchase Agreement (MPA) and standard Purchase Order Terms & Conditions templates. Additionally, Suppliers and their business partners are contractually bound by the MPA to protect and uphold the fundamental human rights of their employees as stated in the UDHR;
•Continued using our internal Conflict-Free Sourcing Policy which aligns our conflict minerals program description with the 5-step OECD Framework and makes our employees aware of their responsibilities under the act to use suppliers who do not source 3TG from uncertified SORs;
•Utilized a cross-functional internal team among the Procurement, Material Management, Finance, Information Technology, and Law departments led by our Procurement, Materials & Logistics (PM&L) Business Compliance & Optimization Group;
•Retained a third-party service provider to query our applicable suppliers using the CMRT;
•Continued using a system of controls and transparency by developing a due diligence process using the CMRT, including evaluating and scoring the risk presented by each smelter, refiner, and respondent (supplier providing a CMRT) based on the SORs indicated and due diligence program described;
•Continued utilizing a platform to upload supplier information. The platform tracked supplier responses on a real-time basis and allowed us to leverage better data reporting and to take action for non-responsive suppliers;
•Saved and archived relevant records in an electronic database on a SharePoint site relevant to each year's campaign;
•Educated suppliers upon request on Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, how the Conflict Mineral Rule applies to them and why it is important to respond to our RCOI; and
•Continued to make our Ethics Helpline available for suppliers to report any violations of the law or violations of our Code of Business Conduct. The RMI also established a grievance mechanism which its members, stakeholders, and the public can utilize to raise concerns about the initiative, the audit program, protocols, SOR operations that fall in-scope of the Responsible Minerals Assurance Process (RMAP), formerly the Conflict-Free Smelter Program, audit quality and auditor competencies, minerals supply chains and upstream/downstream initiatives through RMI.

OECD Step 2: Identify and assess risks in the supply chain
•Identified in-scope suppliers, which are tier one suppliers that supply products to Halliburton that may contain 3TG. Selection was based on the following criteria:
◦Products supplied to Halliburton plants within the Reporting Period;
◦Harmonized System (HS) Codes and Material Groups (Halliburton specific material classifications maintained in SAP) of supplied products that may contain metal;
◦Product sales from Halliburton procurement plants to third-party customers; and
•Performed validation of supplier data to confirm accuracy of vendor contact information prior to campaign launch;
•Established deadlines for suppliers’ CMRT submissions, including requiring our tier one suppliers to provide an updated CMRT if additional information became available;
•Extended CMRT submission deadline in order to give suppliers additional time to increase the response rate;
•Followed up with non-responsive suppliers requesting their responses;
•Conducted direct outreach through Halliburton PM&L to non-responsive tier one suppliers requesting their participation in the program;
•Utilized our third-party service provider to evaluate supplier CMRT responses for plausibility, consistency, and gaps;
•Analyzed and compared the SORs identified by the supply chain with the RMAP audit standards to determine which SORs are considered “DRC Conflict-Free”
OECD Step 3: Design and implement strategy to respond to identified risks
•Maintained our risk management plan by reviewing the due diligence of suppliers and SORs;
•Performed risk mitigation efforts by following up with tier one suppliers for validation and additional information on their smelter data
•Responded to supplier and customer inquiries in a timely manner by both Halliburton and our third-party service provider;
•Provided findings and progress reports periodically to Halliburton senior management;
•Relevant Halliburton personnel attended webinars and reviewed online resources to learn and understand new developments and best practices;
•Initiated risk mitigation activities when high-risk SORs were reported on a CMRT by one of the suppliers surveyed. High-risk SORs are those identified with non-compliant status and that source from the DRC or adjoining countries.
•Created corrective action report on our 3rd party platform for tier one suppliers using a high-risk, non-compliant smelter and requested the supplier confirm if the non-compliant smelter was used in the goods supplied to Halliburton. If a supplier confirms or cannot identify that the smelter was used in goods supplied to Halliburton, then we instruct the supplier to remove the smelter from goods supplied to Halliburton or take steps to help the smelter become compliant.

OECD Step 4: Carry out independent third-party audit of supply chain due diligence

•In accordance with the Rule, we were not required to obtain an independent private sector audit of this Report. Accordingly, no such audit has been obtained. To our knowledge, none of our Applicable Suppliers smelt or refine Covered Minerals, and we did not perform or direct any audits of entities within our supply chain. To the extent the Respondents reported smelters or refiners that do not participate in the RMAP, such facilities were contacted on our behalf and encouraged to begin participating.

OECD Step 5: Report on supply chain due diligence
•Report annually on supply chain due diligence by filing with the U.S. Securities and Exchange Commission ("SEC") a Form SD and CMR; and upload the CMR to our company website at https://www.halliburton.com/en/about-us/supplier-relations/halliburton-supplier-ethics, on an annual basis.

Section IV - Results of Due Diligence Measures

A total of 863 suppliers were identified as in-scope for conflict mineral regulatory purposes and contacted as part of the RCOI process conducted via our third-party platform. The response rate among these suppliers was 85% (730). A total of 133 suppliers (15%) did not respond to our request to complete a CMRT as required by our MPA, standard terms and conditions, and Supplier Ethics Statement. 75 suppliers were blocked for purchasing until Halliburton CMRT requirements had been met.

As is common when requests are sent upstream in the supply chain, those who purchase materials from SORs may not be able to discern exactly in which company’s product lines the materials may be used. As a result, many companies providing a CMRT have the practice of listing all SORs from which they may purchase within the reporting period. Therefore, the SORs (as sources) reported to Halliburton by its suppliers are more comprehensive than the list of SORs which processed the 3TG contained in Halliburton’s products.

Suppliers that identified specific SORs of interest on their CMRT were contacted in accordance with the OECD Guidance to inform them of the potential for risk, and to evaluate whether these SORs could be connected to Halliburton’s products. Other suppliers were evaluated internally to determine if they were in fact still active suppliers. If not, they were removed from the scope of data collection.
Of Halliburton’s responding suppliers, 62% (456) confirmed their supply to Halliburton did not contain 3TG. The remaining responding suppliers used 667 different SORs, of which 188 indicated sourcing from the DRC or an adjoining country.

Out of these 188 SORs, 51 were found to be non-compliant. We will contact suppliers who listed a non-compliant SOR in their CMRT to determine if the SOR was used in our products. Action plans have been implemented to block unresponsive and non-compliant suppliers, and will be implemented to remove any non-compliant SORs from our supply chain, if applicable. Any supplier who does not comply with our expectations is subject to termination.

Halliburton received some incomplete responses from those surveyed. Some suppliers were unable to determine if they had provided conflict minerals originating from the DRC or an adjoining country, and other suppliers did not respond to the question. Based on the information described above and since all CMRTs received were not submitted at a product-level, we do not have sufficient information to determine all SORs in our supply chain.

Annex I includes an aggregated list of countries of origin from which the reported SORs collectively source 3TG based on information provided through the CMRT data collection process, from direct SOR outreach, and the RMAP. As mentioned above, many responses provide company level data, or more data than can be directly linked to products sold by Halliburton. Therefore, Annex I may contain countries of origin that do not necessarily relate to materials or components used in Halliburton’s products.

Section V - Risk Mitigation for Future Due Diligence

Halliburton will continually work toward a conflict-free supply chain with ethical sourcing of materials and products. There are many stakeholders that are dependent directly or indirectly on legal mining operations in the DRC or an adjoining country, which are not benefiting armed groups in that region. Halliburton promotes verifiable conflict-free sourcing from the DRC or an adjoining country.

Halliburton will take the following measures to enhance its due diligence on the source and chain of custody of conflict minerals to mitigate the risk that its necessary conflict minerals benefit armed groups in the DRC or an adjoining country by:
•Encouraging non-respondent suppliers to develop corrective action plans to promote compliance with our supplier requirements;
•Developing corrective action plans for suppliers using an active SOR that sources from the DRC or adjoining countries and has not received compliant or active status from RMI;
•Encouraging suppliers to evaluate the business relationship with SORs refusing to proceed with an independent third-party audit program;
•Providing assistance and education regarding the Dodd-Frank Act Section 1502 to suppliers to escalate down compliance requirements to more tiers of our supply chain; and
•Encouraging eligible SORs’ identification from the suppliers.

Reference: The OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition) can be found at https://www.oecd.org/en/publications/2016/04/oecd-due-diligence-guidance-for-responsible-supply-chains-of-minerals-from-conflict-affected-and-high-risk-areas_g1g65996.html.

Section VI - Inherent Limitations on Due Diligence Measures

As a downstream purchaser and user of conflict minerals, Halliburton’s due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals. Our due diligence processes are based on the necessity of seeking data from our tier one suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. Factors that could affect the accuracy of the statements herein include, but are not limited to, incomplete supplier data or available SOR data, errors or omissions by suppliers or SORs, evolving identification of SORs, incomplete information from industry or other third-party sources, continuing guidance regarding the SEC final rules, and other issues. Some of our suppliers were nonresponsive and many were uncertain or provided data at a company or division level, as further described below. Halliburton has undertaken measures to verify responses and minimize these limitations but cannot guarantee the accuracy of the responses provided.

Halliburton’s supply chains are diverse between product service lines. Our products are many tiers removed from the SORs. To determine whether any 3TG was sourced from the DRC or an adjoining country, we relied on our tier one suppliers responding with accurate SOR identification information. Many suppliers provided responses with SOR information based on a company or divisional level, rather than a product-level specific to the materials and components we use. As such, the aggregated information set forth in Annex I does not necessarily relate to materials or components used in Halliburton’s products.

ANNEX I - Countries of Origin

The information in this Annex is an aggregation of data provided by Halliburton’s suppliers and our own due diligence efforts as of May 13, 2026 and not a confirmation of conflict minerals contained in our products.

Countries of origin include:

Afghanistan	Dominica	Laos	Samoa
Albania	Dominican Republic	Liberia	Saudi Arabia
Andorra	Ecuador	Liechtenstein	Senegal
Angola	Egypt	Lithuania	Serbia
Argentina	El Salvador	Luxembourg	Sierra Leone
Armenia	Eritrea	Madagascar	Singapore
Australia	Estonia	Malaysia	Slovakia
Austria	Ethiopia	Mali	Slovenia
Azerbaijan	Fiji	Mauritania	Solomon Islands
Bahamas	Finland	Mexico	South Africa
Barbados	France	Mongolia	South Sudan
Belarus	Georgia	Morocco	Spain
Belgium	Germany	Mozambique	Sudan
Benin	Ghana	Myanmar	Suriname
Bolivia	Guatemala	Namibia	Sweden
Botswana	Guinea	Netherlands	Switzerland
Brazil	Guyana	New Zealand	Taiwan
Bulgaria	Honduras	Nicaragua	Tajikistan
Burkina Faso	Hong Kong	Niger	Tanzania
Burundi	Hungary	Nigeria	Thailand
Cambodia	India	North Macedonia	Togo
Canada	Indonesia	Norway	Turkey
Central African Republic	Ireland	Oman	Uganda
Chile	Israel	Panama	United Arab Emirates
China	Italy	Papua New Guinea	United Kingdom
Colombia	Ivory Coast	Peru	United States
Congo	Japan	Philippines	Uruguay
Cyprus	Kazakhstan	Poland	Uzbekistan
Czech Republic	Kenya	Portugal	Vietnam
Democratic Republic of the Congo	Korea	Russia	Zambia
Djibouti	Kyrgyzstan	Rwanda	Zimbabwe